Exhibit 16.1

October 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 5, 2004 of Iteris Holdings, Inc. and are in agreement with the statements contained in paragraphs 1, 3, 4, 5, and 7 therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs 2 and 6 of the Item 4.01 of the above referenced filing.

Sincerely,

/s/ Ernst & Young LLP